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                                                                     EXHIBIT 8.3

                     [Letterhead of Debevoise & Plimpton]


                                                                  April 28, 1997

Terra Nova (Bermuda) Holdings, Ltd.
Richmond House
12 Par-la-Ville Road
Hamilton HM 08
Bermuda

                    Terra Nova Insurance (UK) Holdings plc
                      Terra Nova (Bermuda) Holdings Ltd.
                  Post-Effective Amendment No. 2 on Form S-3
                  to Forms F-1 and S-1 Registration Statement
                     (File Nos. 33-93358 and 33-93358-01)
                  -------------------------------------------

Ladies and Gentlemen:

        We have acted as special United States tax counsel to Terra Nova Insurance (UK) Holdings plc, a company formed under the laws of England and Wales (the "Issuer"), and Terra Nova (Bermuda) Holdings Ltd., a company formed under the laws of Bermuda ("Bermuda Holdings"), in connection with the Post-Effective Amendment to the Registration Statement referenced above (the "Post Effective Amendment") filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to $100,000,000 10-3/4% Senior Notes due 2005 of the Issuer, fully and unconditionally guaranteed by Bermuda Holdings. Capitalized terms used herein without definition have the meanings set forth in the Post Effective Amendment.

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Terra Nova (Bermuda)                   2                          April 28, 1997
  Holdings, Ltd.



        In so acting, we have examined and relied upon the representations and warranties as to factual matters made in or pursuant to the Post-Effective Amendment (including exhibits thereto) and originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

        Subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the principal United States federal income tax consequences to U.S. Holders of the acquisition, ownership and disposition of the Senior Notes are as set forth under the caption "Certain Tax Considerations -- Taxation of U.S. Holders of Senior Notes -- United States", subject to the qualifications and assumptions set forth in such discussion or under "Certain Tax Considerations -- Certain U.K., U.S. and Bermuda Tax Considerations", in the Prospectus forming part of the Post-Effective Amendment.

        This opinion is limited to the federal law of the United States and administrative rulings of the Internal Revenue Service as in effect on the date hereof. We have no obligation to advise you or any other person of changes in law or in the administrative rulings of the Internal Revenue Service that occur after the date hereof.

        We are delivering this opinion to you, and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm under the caption "Certain Tax Considerations -- Certain U.K., U.S. and Bermuda Tax Considerations" in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,


                                                /s/ Debevoise & Plimpton

                                                Debevoise & Plimpton